EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 27, 2020, relating to the consolidated financial statements of Morgan Stanley and subsidiaries (the “Firm”) and the effectiveness of the Firm’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Morgan Stanley for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
April 17, 2020